SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                        MICROCHIP TECHNOLOGY INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                [MICROCHIP LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 August 20, 1999
--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of Microchip Technology Incorporated, a Delaware corporation (the "Company"), will be held at 9:00 a.m. local time on Friday, August 20, 1999, at the Company's facility at 1200 South 52nd Street, Tempe, Arizona, for the following purposes:

     1.  To  elect   directors  to  serve  until  the  next  annual  meeting  of stockholders and until their successors are elected and qualified;

     2. To approve an amendment to the Company's Employee Stock Purchase Plan to increase by 400,000 the number of shares of Common Stock reserved for issuance thereunder;

     3. To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending March 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on June 25, 1999 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to personally attend the meeting. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                        Sincerely,

                                        /s/ C. Philip Chapman
                                        C. Philip Chapman
                                        Secretary


Chandler, Arizona
July 14, 1999

                                [MICROCHIP LOGO]

                        MICROCHIP TECHNOLOGY INCORPORATED
                          2355 West Chandler Boulevard
                          Chandler, Arizona 85224-6199

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                                PROXY STATEMENT
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                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Microchip Technology Incorporated, a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Friday, August 20, 1999 (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's facility at 1200 South 52nd Street, Tempe, Arizona.

     These proxy solicitation materials were first mailed on or about July 14, 1999, to all stockholders entitled to vote at the Meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on June 25, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 51,232,157 shares of Common Stock were issued and outstanding.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding on the Record Date constitutes a quorum for the transaction of business at the Meeting. Shares that are voted "FOR," "AGAINST," or "WITHHELD FROM" a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Each stockholder voting at the Meeting, either in person or represented by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the Votes Cast is required: (i) to amend the Company's Employee Stock Purchase Plan, as proposed; and (ii) to ratify the appointment of the Company's independent auditors. In the election of directors, the five nominees receiving the highest number of affirmative votes shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence of a quorum, but have no other legal effect under Delaware law.

VOTING OF PROXIES; ABSTENTIONS; BROKER NON-VOTES

     Votes cast in person or by proxy at the Meeting will be tabulated by the election inspector(s) appointed for the Meeting. When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted: (i) "FOR" the election of each of the nominees set forth in this Proxy Statement; (ii) "FOR" approval of each of the other matters presented to stockholders in this Proxy Statement; and
(iii) as the proxy holders deem advisable on other matters that may come before the Meeting. A stockholder may indicate on the enclosed proxy or its substitute that it is abstaining from voting on a particular matter (an "abstention"). A broker may indicate on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"). Abstentions and broker non-votes are each tabulated separately. The election inspector(s) will determine whether a quorum is present at the Meeting. In general, Delaware law provides that a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Abstentions and broker non-votes of shares that are entitled to vote are treated as shares that are present in person or represented by proxy for purposes of determining the presence of a quorum. In determining whether a proposal has been approved, abstention of shares that are entitled to vote are treated as Votes Cast with respect to such proposal, but not as voting for such proposal and hence have the same effect as votes against such proposal; broker non-votes of shares that are entitled to vote are not treated as Votes Cast with respect to the particular proposal on which the broker has expressly not voted, and hence have no effect on the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the approval of a plan amendment). However, with respect to a proposal that requires a majority of the outstanding shares of Common Stock, a broker non-vote has the same effect as a vote against the proposal.

REVOCABILITY OF PROXIES

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

     The Company will pay all expenses of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone, without additional compensation. The Company may also, at its sole expense, retain a proxy solicitation firm to assist in the distribution of proxy solicitation materials and in the collection of proxies. If so, the Company believes that the expense will not exceed $15,000.

                             ELECTION OF DIRECTORS

NOMINEES

     A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees are currently directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director at the Meeting will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

     The following table sets forth certain information regarding the nominees for director of the Company:

                NAME                     AGE           POSITION(S) HELD
                ----                     ---           ----------------
Steve Sanghi .........................    43    Chairman of the Board, President
                                                  and Chief Executive Officer
Albert J. Hugo-Martinez(1)(2) ........    53    Director
L.B. Day(1) ..........................    54    Director
Matthew W. Chapman(2) ................    48    Director
Wade F. Meyercord ....................    58    Director

----------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Mr. Sanghi is currently, and has been since August 1990, President of the Company, since October 1991, Chief Executive Officer and since October 1993, Chairman of the Board of Directors. He has served as a director of the Company since August 1990. He served as the Company's Chief Operating Officer from August 1990 through October 1991 and as Senior Vice President of Operations from February 1990 through August 1990. Mr. Sanghi is also the chairman of the board of directors of ADFlex Solutions, Inc., a U.S. supplier of flexible circuit-based interconnect solutions.

     Mr. Hugo-Martinez has served as a director of the Company since October 1990. Since February 1999, he has served as President and Chief Executive Officer of Network Webware, Inc., an Internet software company. From March 1996 until November 1999, he served as President and Chief Executive Officer and a member of the board of directors of GTI Corporation, a manufacturer of ISDN and local area network subcomponents. From 1987 to 1995, he served as President and Chief Executive Officer of Applied Micro Circuits Corporation, a manufacturer of high-performance bipolar and BiCMOS gate arrays.

     Mr. Day has served as a director since December 1994. Since 1976, he has served as President of L.B. Day & Company, Inc., a management consulting firm specializing in organizational structure, development and strategic planning. Mr. Day is also a member of the board of directors of CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States.

     Mr. Chapman has served as a director since May 1997. Since 1988, he has served as Chief Executive Officer of CFI ProServices, Inc., a supplier of integrated software solutions and services to financial institutions throughout the United States ("CFI"), and since 1991, he has also served as Chairman of CFI.

     Mr. Meyercord has served as a director since June 1999. Since 1997, he has served as Senior Vice President, e-commerce and Quality Assurance of Diamond Multimedia Systems, Inc., a supplier of Internet multimedia appliances. From 1987 to 1997, he served as President of Meyercord & Associates, a management consulting firm specializing in strategy and infrastructure improvement. Mr. Meyercord is also a member of the board of directors of California Micro Devices Corporation, an integrated passive electronics components manufacturer.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's By-Laws authorize the Board of Directors to appoint from among its members one or more committees comprised of one or more directors. The Board of Directors has appointed a standing Audit Committee, currently comprised of directors Hugo-Martinez and Chapman, and a standing Compensation Committee, currently comprised of directors Hugo-Martinez and Day. The Company does not have a nominating committee or any committee that performs the functions of a nominating committee. The Audit Committee is primarily responsible for appointing the Company's independent accounting firm and for reviewing and evaluating the Company's accounting principles and its systems of internal controls. The Audit Committee also reviews the annual financial statements, significant accounting and tax issues and the scope of the annual audit with the Company's independent auditors. The Compensation Committee reviews and acts on all matters relating to compensation levels and benefit plans for the Company's key executives. See "Board Compensation Committee Report on Executive Compensation," below.

     The Board of Directors met six times during the fiscal year ended March 31, 1999. The Company's Audit Committee met twice, and the Company's Compensation Committee met four times, during the fiscal year ended March 31, 1999. No director has attended fewer than 75% of the aggregate number of Board of Directors' and committee meetings held during the fiscal year ended March 31, 1999.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Director Fees

     During fiscal 1999 and through the first quarter of fiscal 2000, directors received a $10,000 annual retainer, paid in quarterly installments, and $1,000 per meeting for each regular and special Board of Directors meeting. No compensation was paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

     Commencing July 1, 1999, directors will receive a $12,500 annual retainer, paid in quarterly installments (prorated for the remaining three fiscal quarters of fiscal 2000), and $1,500 per meeting for each regular and special Board of Directors meeting that a director attends in person. No compensation is paid for telephonic meetings of the Board of Directors or for meetings of committees of the Board of Directors.

     Stock Options

     Under the terms of the Company's 1993 Stock Option Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of Common Stock upon his or her first election to the Board of Directors, and an additional option to purchase 5,000 shares of Common Stock as of the first business day of the month in which the annual stockholders' meeting is held. On August 3, 1998, each of directors Hugo-Martinez, Day and Chapman was granted an option to acquire 5,000 shares of Common Stock at an exercise price of $29.5625, such options to vest in a series of 12 equal and successive monthly installments commencing one month after the grant date. Following his initial appointment to the Board of Directors on June 16, 1999, Mr. Meyercord was granted an option to acquire 10,000 shares of Common Stock at an exercise price of $49.625 per share. This option vests in a series of 36 equal and successive monthly installments commencing one month after the grant date.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth the compensation for the three fiscal years ended March 31, 1999, 1998 and 1997 earned by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose salary plus bonus for fiscal 1999 exceeded $100,000 for services rendered in all capacities to the Company (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                   ANNUAL COMPENSATION            COMPENSATION
                              -----------------------------     ----------------
                                                                    AWARDS
                                                                ----------------
                                                                   SECURITIES         ALL OTHER
                                                      BONUS        UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR     SALARY($)     ($)(1)     OPTIONS/SARS (#)        ($)(2)
---------------------------   ----     ---------     ------     ----------------     ------------
Steve Sanghi,                 1999      390,056        3,601         106,819            158,027
 President and Chief          1998      365,548       40,607          85,000            191,166
 Executive Officer            1997      342,693       11,346         165,000            272,542
Timothy B. Billington,        1999      193,983       40,394          30,433                  0
 Vice President,              1998      181,490       59,695          24,000                  0
 Manufacturing and            1997      171,267       72,681          56,250                  0
 Technology Group
George P. Rigg,               1999      179,092        1,686           3,475             27,362
 Vice President,              1998      175,350        5,396          20,000             38,587
 Advanced Microcontroller     1997      172,299        5,692          47,250             63,540
 and Systems Group
C. Philip Chapman,            1999      175,667        1,627          26,416             33,718
 Vice President,              1998      165,449        5,107          24,000             51,336
 Chief Financial Officer      1997      155,097        5,145          45,750             62,683
 and Secretary
Mitchell R. Little,           1999      175,760       33,204          26,418              2,160
 Vice President,              1998      164,996       27,953          24,000             25,825
 Americas Sales               1997      154,760       33,237          45,000             33,785

------------
(1) Includes portion of MICP bonus and cash bonus payments under the Company's cash bonus plan earned in year shown but not paid until the following year. See "Board Compensation Committee Report on Executive Compensation," below for descriptions of the MICP bonus program and the cash bonus plan.

(2) Except as otherwise noted, consists of: (i) the Company-matching contributions to the Company's 401(k) retirement savings plan, which were $2,533 for Mr. Sanghi, $0 for Mr. Billington, $2,168 for Mr. Rigg, $2,159 for Mr. Chapman, and $2,160 for Mr. Little; and (ii) an additional payment by the Company in connection with a split-dollar life insurance program which is distributable to the individual executive officer when he is no longer an employee of the Company, in the amount of $155,494 for Mr. Sanghi, $0 for Mr. Billington, $25,194 for Mr. Rigg, $31,559 for Mr. Chapman and $0 for Mr. Little. See "Board Compensation Committee Report on Executive Compensation," below for a description of the split-dollar life insurance program.

EQUITY COMPENSATION PLANS

     The 1993 Stock Option Plan and the 1997 Nonstatutory Stock Option Plan (the "Plans")

     Under the Plans, the Company's primary equity incentive program, key employees, non-employee members of the Board of Directors and independent contractors who provide valuable services to the Company may be granted incentive stock options or non-statutory stock options to purchase shares of Common Stock at a price not less than 100% of the fair market value of the option shares on the grant date. Options granted under the Plans vest over the period determined by the Board of Directors at the date of grant, at periods generally ranging from one year to four years. Generally, if the Company is acquired by merger, consolidation or asset sale, outstanding options that are not assumed by the successor corporation or otherwise replaced with a comparable option will automatically accelerate and become exercisable in full. Any options so assumed may be accelerated if the optionee's employment is terminated within a designated period following the acquisition. In connection with a change in control of the Company by tender offer or proxy contest for board membership, the Stock Option Committee of the Board of Directors can accelerate outstanding options. At March 31, 1999, options to acquire 6,238,977 shares of Common Stock were outstanding at a weighted average exercise price of $16.83, and options to acquire 3,940,780 shares of Common Stock were available for grant under the Plans.

     The Employee Stock Purchase Plan (the "Purchase Plan")

     The  Purchase  Plan allows  eligible  employees  of the Company to purchase shares of Common Stock at semi-annual intervals through periodic payroll deductions. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the Purchase Plan's then-current offering period or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date. The Purchase Plan is more fully discussed below at "Proposal to Amend the Company's Employee Stock Purchase Plan."

OPTION GRANTS

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended March 31, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                             ------------------------------------------------------
                                              PERCENT                                   POTENTIAL REALIZABLE
                             NUMBER OF       OF TOTAL                                     VALUE AT ASSUMED
                             SECURITIES       OPTIONS                                  ANNUAL RATES OF STOCK
                             UNDERLYING      GRANTED TO                                PRICE APPRECIATION FOR
                              OPTIONS        EMPLOYEES     EXERCISE OR                       OPTION TERM
                              GRANTED        IN FISCAL     BASE PRICE    EXPIRATION    ----------------------
           NAME                (#)(1)          YEAR          ($/SH)         DATE       5%($)(4)     10%($)(4)
           ----              ----------      ----------    -----------   ----------    --------     ---------
Steve Sanghi  ............     85,000(1)        6.4%          21.13        4/01/08     1,129,259    2,861,764
                                7,089(2)        0.5%          19.50        10/9/08        86,936      220,312
                               14,730(3)        1.1%          28.88        1/29/09       267,487      677,864
Timothy B. Billington  ...     25,000(1)        1.9%          21.13        4/01/08       332,135      841,695
                                1,765(2)        0.1%          19.50        10/9/08        21,645       54,853
                                3,668(3)        0.3%          28.88        1/29/09        66,608      168,799
George P. Rigg   .........      1,129(2)        0.1%          19.50        10/9/08        13,845       35,087
                                2,346(3)        0.2%          28.88        1/29/09        42,602      107,961
C. Philip Chapman   ......     22,000(1)        1.7%          21.13        4/01/08       292,279      740,692
                                1,435(2)        0.1%          19.50        10/9/08        17,598       44,597
                                2,981(3)        0.2%          28.88        1/29/09        54,133      137,184
Mitchell R. Little  ......     22,000(1)        1.7%          21.13        4/01/08       292,279      740,692
                                1,435(2)        0.1%          19.50        10/9/08        17,598       44,597
                                2,983(3)        0.2%          28.88        1/29/09        54,169      137,276

----------
(1) Each stock option becomes exercisable over a one-year vesting period, in 12 successive monthly installments commencing on July 1, 2002, and has a maximum term of 10 years from the date of grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change of control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(2) Each stock option becomes fully exercisable on October 9, 1999, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) Each stock option becomes fully exercisable on January 29, 2000, and has a maximum term of 10 years from the date of the grant. Vesting may be accelerated under certain circumstances in connection with an acquisition of the Company or a change in control. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(4) No assurance can be given that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. The rates of appreciation are specified by rules of the Securities and Exchange Commission (the "SEC") and are for illustrative purposes only; they do not represent the Company's estimate of future stock price. Unless the market price of the Common Stock does, in fact, appreciate over the option term, no value will be realized from the option grant. The exercise price of each of the options was equal to the closing sales price of the Common Stock as quoted on the NASDAQ Stock Market on the date of grant.

OPTION EXERCISES AND HOLDINGS

     The following table provides information on option exercises in the fiscal year ended, and option holdings at, March 31, 1999, by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1999:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                             SHARES                      UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           ACQUIRED ON       VALUE           AT MARCH 31, 1999(#)          AT MARCH 31, 1999($)(2)
            NAME           EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
            ----           -----------   --------------   -----------   -------------    -----------   -------------
Steve Sanghi .............        0                0        711,250         469,319      18,729,610       6,221,449
Timothy B. Billington ....   28,077          674,594         38,294         144,433         800,472       1,963,429
George P. Rigg ...........   61,999        1,029,763          2,826         104,475          59,078       1,431,080
C. Philip Chapman ........   30,000          931,413         37,885         123,166         797,129       1,617,161
Mitchell R. Little .......   28,125          347,638          4,688         122,793          98,000       1,627,209

----------
(1) Calculated based on the market price per share of the Common Stock at date of exercise multiplied by the number of shares issued upon exercise less the total exercise price of the options exercised.

(2) Calculated based on $34.625 per share, which was the closing sales price per share of the Common Stock as quoted on the NASDAQ Stock Market on March 31, 1999, multiplied by the number of applicable shares in-the-money less the total exercise price for such shares.

EMPLOYMENT   CONTRACTS,   TERMINATION   OF  EMPLOYMENT  AND  CHANGE  IN  CONTROL
ARRANGEMENTS

     The Company has not entered into employment contracts with any of the Named Executive Officers. Each of the Named Executive Officers has entered into an Executive Officer Severance Agreement with the Company (the "Severance Agreement"). The Severance Agreement provides for the automatic acceleration in vesting of all unvested stock options upon the first to occur of any of the following events: (i) as of the date immediately preceding a change of control in the event any such stock options are or will be terminated or canceled (except by mutual consent) or any successor to the Company fails to assume and agree to perform all such stock option agreements at or prior to such time as any such person becomes a successor to the Company; (ii) as of the date immediately preceding such change of control in the event the executive does not or will not receive upon exercise of such executive's stock purchase rights under any such stock option agreement the same identical securities and/or other consideration as is received by all other stockholders in any merger, consolidation, sale, exchange or similar transaction occurring upon or after such change of control; (iii) as of the date immediately preceding any involuntary termination of such executive occurring upon or after any such change of control; or (iv) as of the date six months following the first such change of control, provided that the executive shall have remained an employee of the Company continuously throughout such six-month period. For purposes of the Severance Agreement, "change of control" means the occurrence of any of the following events: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (b) a change in the composition of the Board of Directors as a result of which fewer than a majority of the directors are "Incumbent Directors." "Incumbent Directors" means directors who either (A) are directors of the Company as of the date the Severance Agreement was entered into, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company); or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee; General

     The Board of Directors maintains a Compensation Committee (the "Committee") comprised of one or more outside directors. The Committee is presently comprised of Messrs. Hugo-Martinez and Day. The Committee, with input from directors Chapman and Sanghi, conducted performance reviews for fiscal 1999, and made compensation decisions for fiscal 2000, with respect to the Company's executive officers other than Mr. Sanghi. The Committee, with input from director Chapman, conducted the performance review for fiscal 1999, and made compensation decisions for fiscal 2000, with respect to Mr. Sanghi. Mr. Sanghi does not participate in deliberations relating to his own compensation. Mr. Meyercord was elected to the Board of Directors on June 16, 1999. He did not participate in any decision related to fiscal 1999 compensation for the executive officers, and, as of the date of this Proxy Statement, has not participated in any compensation decision for fiscal 2000.

     The Stock Option Committee

     The Board of Directors also maintains a Stock Option Committee comprised of two or more outside directors. The Stock Option Committee administers the Plans and determines, within the confines of the Plans, the timing, amount and vesting of stock options to be granted to the Company's executive officers. Currently, the Committee serves as the Stock Option Committee.

     Compensation Policy

     The Company bases its compensation policy on a pay-for-performance philosophy for all corporate officers and key employees. This philosophy emphasizes variable compensation, primarily by setting base salaries after a review of average base salary levels of comparable companies in the semiconductor industry, with an opportunity to enhance total compensation through various incentives. The Company believes that this philosophy successfully aligns an executive's total compensation with the Company's business objectives and performance and the interests of the stockholders, and serves to attract, retain and reward individuals who contribute both to the Company's short-term and long-term success. Compensation decisions also include subjective determinations and a consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases. The Company believes that its overall pay-for-performance philosophy fosters a team environment among the Company's management that focuses their energy on achieving the Company's financial and performance objectives, consistent with the Company's guiding values.

     The Committee believes that the overall compensation levels for the Company's executive officers for fiscal 1999 are consistent with the Company's pay-for-performance philosophy and are commensurate with the Company's fiscal 1999 performance. Overall, the semiconductor industry achieved a revenue growth rate of approximately -10% for the period ended December 31, 1998. By contrast, the Company's net sales increased 2.4% and 18.7% in fiscal 1999 and 1998, respectively; its net income before special charges increased 4.7% and 20.1% in fiscal 1999 and 1998, respectively; and its return on average equity was 20.3% and 20.5% in fiscal 1999 and 1998, respectively.

     Elements of Compensation

     There are currently four major elements of the Company's executive compensation program: annual base salary, incentive cash bonuses and long-term compensation programs, stock options, and compensation and employee benefits generally available to all Company employees.

     Base Salaries. The Committee establishes annual base salaries for the Company's executive officers at the beginning of each fiscal year, primarily by considering the salaries of executive officers in similar positions with comparably-sized companies (the "Reference Group"). The Reference Group currently consists of five companies that have annual sales of $300 million to $1.2 billion, have market capitalizations of between $500 million and $8.0 billion, and operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry. Monitoring the Reference Group provides a stable and continuing frame of reference for reviewing and setting base salary compensation. The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within the Company and in the semiconductor industry as a whole. The Reference Group companies also comprise the Peer Group used in the performance graph. See "Performance Graph," below. In addition, consistent with the Company's pay-for-performance philosophy, the Committee reviews the performance objectives for the Company as a whole for the immediately preceding fiscal year and the upcoming fiscal year, as well as the performance objectives for each of the individual officers relative to their respective areas of responsibility for both periods. Performance objectives are initially developed by the individual officers, in conjunction with their respective operating units, and then discussed with and approved by the Chief Executive Officer to generate the Company's annual operating plan ("AOP"). The Board of Directors then reviews and approves the AOP. In setting base salaries, the Committee also considers subjective factors such as an executive's experience and tenure in the industry and perceived value of the executive's position to the Company as a whole. After consideration of all of the above-described factors, average base salaries for the Company's executive officers increased 5.9% in fiscal 1999.

     Incentive Cash Bonuses and Long-Term Compensation Programs. Incentive cash bonuses may be payable to the Company's officers, managers and other key employees under the Company's Management Incentive Compensation Plan ("MICP"). The Board of Directors approved the MICP for fiscal 1999 as part of the fiscal 1999 AOP at the beginning of fiscal 1999. The MICP is an aggregate bonus pool derived from a percentage of the Company's annual operating profit. This bonus pool may then be allocated among the eligible participants based upon the achievement of individual performance objectives and various subjective determinations, with no particular weight being assigned to any one factor. The Board of Directors and the Committee generally give Mr. Sanghi wide discretion with respect to the designation of employees eligible to participate in the MICP and the amount of any MICP bonus to be awarded to each participant, including executive officers other than himself. The Committee determines the amount of the MICP bonus, if any, to be awarded to Mr. Sanghi. In fiscal 1999, approximately 315 employees, including the executive officers and the Chief Executive Officer, participated in the MICP.

     In conjunction with the MICP, the executive officers are eligible to participate in a program designed to provide longer term compensation to the executive officers. In light of the importance of retaining the executive officers in the Company's long-term employ and in order to provide an alternative to immediately taxable cash bonuses, in fiscal 1995 the Committee created a longer term benefit for key executives in the form of a split-dollar life insurance program. The split-dollar life insurance program provides key officers with an incentive to remain in the long-term employ of the Company, an insurance benefit, and a cash value benefit payable in the future when the executive is no longer in the Company's employ. The Committee determines what portion of an executive's overall MICP cash bonus will be paid in cash or into the split-dollar life insurance program. During fiscal 1999, three of the executive officers, including Mr. Sanghi, participated in the split-dollar life insurance program. See the "Summary Compensation Table" and the footnotes thereto, above.

     Numerous objective and subjective factors were considered in establishing the total MICP bonus compensation for fiscal 1999, including the Company's sales and net income growth, return on equity and industry conditions. MICP bonuses for fiscal 1999 were paid at the rate of 45% of the total MICP bonus pool established in the fiscal 1999 AOP. As a result, the average MICP bonus for the Company's four executive officers, excluding Mr. Sanghi, was approximately 17.5% of base salary, a decrease of approximately 7.4% in fiscal 1999 as compared to fiscal 1998 when the average MICP bonus for such officers, excluding Mr. Sanghi, was approximately 24.9% of base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that the MICP bonus compensation for fiscal 1999 is consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1999 AOP objectives.

     Stock Options. The Company believes that executive officers, other corporate officers and key employees should hold substantial, long-term equity stakes in the Company so that their collective interests will coincide with the interests of the stockholders. Thus, stock options constitute a significant portion of the Company's incentive compensation program. At March 31, 1999, approximately 54.7% of the Company's employees worldwide held options to purchase Common Stock. In granting stock options to executive officers, the Committee considers numerous factors, such as the individual's position and responsibilities with the Company, the individual's future potential to influence the Company's mid- and long-term growth, the vesting schedule of the options awarded and the number of options previously granted. See the table under "Option Grants--Option Grants in Last Fiscal Year," above, for information regarding options to purchase Common Stock granted to the Named Executive Officers during fiscal 1999.

     Other Compensation and Employee Benefits Generally Available to Company Employees. The Company maintains compensation and employee benefits that are generally available to all Company employees, including medical, dental and life insurance benefits, the Purchase Plan, a 401(k) retirement savings plan, a supplemental retirement savings plan (an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferral of compensation for a select group of management employees as defined in ERISA Sections 201, 301 and 401), and a cash bonus plan. The cash bonus plan awards each eligible employee with up to two and one-half days of pay, based on base salary, every quarter, if the Company meets certain operating profitability objectives established by the Board of Directors. For fiscal 1999, each eligible employee received 30% of the maximum cash bonus payment permitted under the cash bonus plan.

     Chief Executive Officer Compensation

     The Committee uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. For fiscal 1999, Mr. Sanghi's base salary was increased by 6.7%. The Committee believes this is an appropriate increase considering the base salaries of chief executive officers in the Reference Group and the Company's performance in a difficult industry environment. Mr. Sanghi's aggregate MICP bonus for fiscal 1999 was determined after considering numerous objective and subjective factors, including the Company's performance as compared to that of the semiconductor industry as a whole, and resulted in a total MICP bonus payment for fiscal 1999 (which was made as a contribution to the split-dollar life insurance program) of approximately 39.9% of his base salary. As a result, Mr. Sanghi's fiscal 1999 MICP bonus represented a decrease of approximately 19.7% in fiscal 1999 as compared to fiscal 1998 when Mr. Sanghi's MICP bonus was approximately 59.6% of his base salary. See the "Summary Compensation Table" and footnotes thereto, above. The Committee believes that Mr. Sanghi's fiscal 1999 MICP bonus was (i) consistent with the Company's pay-for-performance philosophy and is commensurate with the Company's overall performance, as well as the fiscal 1999 AOP objectives; and (ii) reasonable based on the Company's overall performance in fiscal 1999, its performance as compared to the Reference Group and Mr. Sanghi's leadership and influence over the Company's performance. During fiscal 1999, Mr. Sanghi was granted options to acquire 106,819 shares of Common Stock at a weighted average exercise price of $22.09 per share. For additional information concerning these option grants, including vesting information, see the table under "Option Grants in Last Fiscal Year," above. The amounts of the grants and the vesting terms were determined to provide an appropriate long-term incentive for Mr. Sanghi.

     Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by the Company for federal income tax purposes of compensation paid to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers to $1 million each, subject to certain exceptions. The Company anticipates that a substantial portion of each executive officer's compensation will be "qualified performance-based compensation," that is not limited under Code Section 162(m). The Committee, therefore, does not currently anticipate that any executive officer's compensation will exceed that limitation of deductibility in fiscal 2000. The Committee intends to review the deductibility of executive compensation from time to time to determine whether any additional actions are advisable to maintain deductibility.

   By The Compensation and Stock Option Committees of the Board of Directors:

                    Albert J. Hugo-Martinez     L.B. Day


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors maintains a Compensation Committee, which is currently comprised of Messrs. Hugo-Martinez and Day. Neither of Messrs. Hugo-Martinez or Day had any contractual or other relationship or transaction with the Company during fiscal 1999 except as a director and neither has ever served as an officer or employee of the Company.

PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder return for: (i) the Common Stock; (ii) a self-constructed Peer Group Index comprised of five companies that operate in recognized market segments, such as logic, memory and mixed-signal, within the semiconductor industry and that have annual sales between $300 and $1.2 billion and a market capitalization of between $500 million and $8.0 billion (the "Peer Group"); and (iii) the CRSP Total Return Index for the NASDAQ Stock Market (U.S.). The Peer Group is
comprised of Altera Corporation, Atmel Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc. and Xilinx, Inc. The Peer Group was changed in fiscal 1999 by deleting Zilog, Inc. because, during fiscal 1999, Zilog, Inc. ceased to be a publicly traded company.

     The Peer Group is identical to the Reference Group used by the Committee in reviewing executive compensation. See "Board Compensation Committee Report on Executive Compensation," above.

     In preparing the following graph, it was assumed that $100 was invested in the Common Stock at the initial offering price on March 22, 1993, the date on which shares of Common Stock were first publicly traded. No cash dividends have been declared or paid with respect to the Common Stock.

     NOTE THAT HISTORIC STOCK PRICE PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PERFORMANCE.

                         03/31/93     04/30/93    05/28/93    06/30/93     07/30/93    08/31/93    09/30/93     10/29/93
-------------------------------------------------------------------------------------------------------------------------
Microchip Technology      100.00       131.77      144.18      181.38       176.73      288.35      322.46       396.87
Peer Group Index          100.00        98.36      115.21      118.07       123.69      139.01      152.44       139.12
Broad Market Index        100.00        95.73      103.51      103.99       104.11      109.49      112.75       115.29

                         11/30/93     12/31/93    01/31/94    02/28/94     03/31/94    04/29/94    05/31/94     06/30/94
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      396.87       483.69      492.99      551.90       474.39      520.88      576.69       655.77
Peer Group Index          136.20       157.51      168.39      178.55       169.42      186.99      172.02       161.07
Broad Market Index        111.85       114.97      118.45      117.35       110.13      108.70      108.97       104.98

                         07/29/94     08/31/94    09/30/94    10/31/94     11/30/94    12/30/94    01/31/95     02/28/95
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      595.30       683.68      730.17      863.33       830.18      767.39      624.38       704.61
Peer Group Index          152.62       178.53      186.83      209.38       202.86      211.37      203.61       232.96
Broad Market Index        107.13       113.96      113.67      115.91       112.06      112.38      113.01       118.98

                         03/31/95     04/30/95    05/31/95    06/30/95     07/29/95    08/31/95    09/29/95     10/31/95
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      784.84       788.32      830.18     1015.05      1074.35     1060.40     1056.91      1107.50
Peer Group Index          244.22       276.10      292.26      333.84       399.93      429.94      443.85       433.86
Broad Market Index        122.51       126.37      129.63      140.13       150.43      153.47      157.01       156.11

                         11/30/95     12/29/95    01/31/96    02/29/96     03/29/96    04/30/96    05/31/96     06/28/96
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1130.16      1018.54      927.85      774.37       767.39      711.58      718.56       690.65
Peer Group Index          401.82       360.53      416.85      417.78       367.43      397.70      377.16       315.51
Broad Market Index        159.77       158.94      159.76      165.89       166.35      180.15      188.43       179.93

                         07/31/96     08/30/96    09/30/96    10/31/96     11/29/96    12/31/96    01/31/97     02/28/97
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology      889.48      1023.79     1042.96     1011.57      1332.48     1419.68     1595.83      1564.44
Peer Group Index          320.33       337.39      366.40      358.34       469.72      440.45      541.09       505.02
Broad Market Index        163.91       173.09      186.34      184.30       195.72      195.50      209.36       194.01

                         03/31/97     04/30/97    05/30/97    06/30/97     07/31/97    08/29/97    09/30/97     10/31/97
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1255.74      1308.06     1485.95     1245.27      1559.21     1692.63     1890.13      1669.08
Peer Group Index          470.58       510.86      541.36      531.52       627.32      609.23      623.18       522.76
Broad Market Index        181.12       186.53      207.60      214.04       236.37      235.77      250.54       237.03

                         11/28/97     12/31/97    01/30/98    02/27/98     03/31/98    04/30/98    05/30/98     06/30/98
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1465.03      1255.74      966.67     1012.46       879.02     1187.72     1025.52      1093.54
Peer Group Index          531.40       473.40      497.21      576.69       516.32      669.45      558.45       501.21
Broad Market Index        237.52       233.53      240.67      263.61       273.68      279.00      263.49       281.96

                         07/31/98     08/29/98     09/30/98   10/31/98      11/28/98   12/31/98    01/30/99     02/27/99
--------------------------------------------------------------------------------------------------------------------------
Microchip Technology     1283.19       766.54       915.64    1132.80       1457.20     1548.74     1208.65     1140.63
Peer Group Index          522.02       419.20       464.84     573.48        654.55      802.69      924.23      768.65
Broad Market Index        278.60       223.60       254.70     265.70        292.59      330.49      378.65      344.53

                         03/31/99
-----------------------------------
Microchip Technology     1449.33
Peer Group Index          917.14
Broad Market Index        369.42

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of April 30, 1999 by: (i) each director and nominee for director; (ii) each of the Named Executive Officers; (iii) all directors and executive officers as a group; and (iv) each person who is known to the Company to own beneficially more than five percent of the Common Stock:

                                            NUMBER OF SHARES        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED(1)(2)   COMMON STOCK
------------------------------------    ------------------------   ------------
AMVESCAP PLC(3) ......................         6,675,825              13.02%
Capital Research & Management(4) .....         5,815,000              11.34%
FMR Corp.(5) .........................         5,693,590              11.11%
J. & W. Seligman & Co., Inc.(6) ......         5,160,258              10.65%
Steve Sanghi(7) ......................         1,365,061               2.62%
George P. Rigg(8) ....................           108,939                   *
C. Philip Chapman(9) .................            46,548                   *
Albert J. Hugo-Martinez(10) ..........            45,557                   *
Timothy B. Billington(11) ............            27,088                   *
L.B. Day(12) .........................            21,167                   *
Matthew W. Chapman(13) ...............            16,111                   *
Mitchell R. Little(14) ...............             5,219                   *
Wade F. Meyercord(15) ................                 0                  0
All directors and executive officers
 as a Group (nine persons) (16) ......         1,635,690               3.13%

----------
*    Less than 1% of the outstanding shares of Common Stock

(1) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Includes shares of Common Stock issuable to the identified person pursuant to stock options and stock purchase rights that may be exercised within 60 days of April 30, 1999. In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other stockholder.

 (3) 11 Devonshire Square, London, EC2M 4YR, England. Information is based on the Schedule 13G filed by AMVESCAP PLC dated February 8, 1999. Such
     Schedule 13G indicates that AMVESCAP PLC has shared power to vote or direct the vote and to dispose of and direct the disposition of such Common Stock. AMVESCAP PLC is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the referenced Schedule 13G.

(4)  333 South Hope Street,  Los Angeles,  CA 90071.  Information  is based on a
     Schedule 13G filed with the SEC by Capital Research & Management dated February 8, 1999. Such Schedule 13G indicates that Capital Research and Management is the beneficial owner of 5,815,000 shares of the Common Stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management has the sole power to dispose of and direct the disposition of such Common Stock. The Growth Fund of America, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, which is advised by Capital Research and Management, is the beneficial owner of 2,675,000 shares of the Common Stock. The Growth Fund of America, Inc. has sole power to vote or direct the vote of such Common Stock

(5) 82 Devonshire Street, Boston, MA 02109. Information is based on a Schedule 13G filed with the SEC by FMR Corp. dated February 1, 1999. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,654,590 shares of the Common Stock. Neither FMR Corporation nor Fidelity Management & Research Company have the sole power to vote or direct the voting of the Common Stock.

(6) 100 Park Avenue, New York, NY 10017. Information is based on a Schedule 13G filed with the SEC by J. & W. Seligman & Co., Inc. dated March 10, 1999. Such Schedule 13G indicates that J. & W. Seligman & Co., Inc. is the beneficial owner of 5,160,258 shares of Common Stock as a result of acting as an investment adviser to investment companies registered under Section 8 of the Investment Company Act of 1940. J. & W. Seligman & Co. has the shared power to vote or direct the vote of 4,792,500 shares of the Common Stock and has the shared power to dispose of and direct the disposition of 5,160,258 shares of such Common Stock. Seligman Communications & Information fund, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, which is advised by J. & W. Seligman & Co., Inc., is the beneficial owner of 2,800,000 shares of Common Stock.

(7) Includes 739,375 shares issuable upon exercise of options. Also includes 278,344 shares held of record by Steve Sanghi and Maria T. Sanghi as joint tenants, 129,396 held individually by Steve Sanghi, and 217,946 shares held of record by Steve Sanghi and Maria T. Sanghi as Trustees of Declaration of Trust.

(8) Includes 11,264 shares issuable upon exercise of options. Also includes 17,754 shares held by George P. Rigg and Jane H. Rigg as joint tenants, and 79,921 held individually by George P. Rigg.

(9) Includes 43,510 shares issuable upon exercise of options. Also includes 3,038 shares held of by C. Philip Chapman and Donna R. Chapman as joint tenants.

(10) Includes 45,557 shares issuable upon exercise of options.

(11) Includes 26,182 shares issuable upon exercise of options.

(12) Includes 21,167 shares issuable upon exercise of options.

(13) Includes 16,111 shares issuable upon exercise of options.

(14) Includes 4,689 shares issuable upon exercise of options

(15) Mr. Meyercord was elected to the Board of Directors on June 16, 1999.

(16) Includes 907,855 shares issuable upon exercise of options.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a class of the Company's equity securities registered under the Exchange Act to file reports of securities ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file

     Based solely on the Company's review of the copies of such forms received by it during the fiscal year ended March 31, 1999, and written representations that no other reports were required, the Company believes that each person who, at any time during fiscal 1999, was a director, officer or beneficial owner of more than 10% of the Common Stock, complied with all Section 16(a) filing requirements.


          PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN

PROPOSED PURCHASE PLAN AMENDMENT

     The Board of Directors has approved an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), subject to approval by the Company's stockholders, to increase by 400,000 the number of shares of Common Stock reserved for issuance thereunder (the "Amendment"). Since the initial adoption of the Purchase Plan, a total of 3,306,000 shares of Common Stock have been reserved over time for issuance under the Purchase Plan. Of this amount and as of the Record Date, 3,204,290 shares of Common Stock have previously been issued, and a total of 101,910 shares are presently available for future issuance, without giving effect to the proposed Amendment.

REASON FOR THE AMENDMENT

     The Purchase Plan is intended to promote the best interests of the Company by providing all eligible employees, including officers, who participate in the Purchase Plan with the opportunity to become stockholders of the Company by purchasing the Company's Common Stock at discounted prices through payroll deductions. The Board of Directors believes that the Purchase Plan is an incentive to employees to remain in the Company's employ, and aligns the collective interests of employees with those of the stockholders. As of March 1, 1999, approximately 997 employees were eligible to participate in the Purchase Plan, of whom 819 were participants.

BOARD OF DIRECTORS RECOMMENDATION

     At the Meeting, the stockholders are being requested to approve the proposed Amendment to the Purchase Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE PURCHASE PLAN.

DESCRIPTION OF THE PURCHASE PLAN

     The Purchase Plan was initially adopted by the Board of Directors in January 1993 and approved by the stockholders in March 1993. Since the Purchase Plan's initial inception, and without giving effect to the proposed Amendment, 3,306,000 shares of Common Stock have been reserved over time for issuance under the Purchase Plan.

     The Purchase Plan, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. See the discussion below under "Federal Income Tax Consequences For Purchase of Common Stock Under the Purchase Plan," for a summary of the general rules regarding the federal income tax treatment of the purchase and sale of Common Stock under the Purchase Plan. The Purchase Plan is currently administered by the Board of Directors. The Board of Directors has full authority to administer the Purchase Plan, including the authority to interpret and construe any provision of the Purchase Plan and to adopt such rules and regulations it deems necessary for administration of the Purchase Plan.

     Any person who has been employed by the Company for more than 30 days and who is customarily employed for more than 20 hours per week and at least five months per calendar year by the Company is eligible to participate in offerings under the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's stock administration department a subscription agreement authorizing payroll deductions at least 24 hours prior to the beginning of the applicable offering period, as described below. An employee who becomes eligible to participate in the Purchase Plan after commencement of an offering period may not participate in the Purchase Plan until the next semi-annual entry date. There are a maximum of four semi-annual entry dates ("entry date") within each offering period, which are the first business day of each March and September within an offering period.

     The  Purchase  Plan is  currently  implemented  in a series  of  successive offering  periods,  each with a maximum  duration  of 24 months.  Each  two-year offering period is divided into four semi-annual participation periods, commencing on the first business day of each March and September during the offering period. Shares are purchased on the last business day of each semi-annual participation period (a "purchase date") during an offering period. The purchase price per share for an eligible employee who participates in the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Common Stock on the employee's entry date into the then-current offering period under the Purchase Plan or (ii) 85% of the fair market value of a share of Common Stock on the semi-annual purchase date.

     The third offering period under the Purchase Plan began in March 1997 and ended on February 28, 1999. The fair market value of the Common Stock on the first entry date into the Purchase Plan for the third offering period (March 1, 1997) was $36.937 per share; and the fair market value of the Common Stock on the last day of the third two-year offering period (February 26, 1999) was $27.75 per share. This resulted in a weighted average purchase price of $21.21 for the third two-year offering period.

     The fourth and current offering period under the Purchase Plan began in March 1999 and will end on February 28, 2001. The fair market value of the Common Stock on March 1, 1999 was $28.75 per share.

     The purchase price of shares is accumulated by payroll deductions over the semi-annual participation period. The deductions may not exceed 10% of a participant's earnings for the semi-annual participation period. A participant may discontinue his or her participation in the Purchase Plan at any time prior to five business days before a purchase date during an offering period and may decrease the rate of payroll deductions at any time during a semi-annual participation period; provided, however, that the participant may not effect more than one such reduction during the same semi-annual period of participation. A participant may not increase his or her rate of payroll deductions following his or her entry date into the Purchase Plan unless such increase is made prior to the commencement of the next two-year offering period. No participant may purchase more than $25,000 in Common Stock annually (based on the fair market value of a share of the Common Stock on the participant's entry date into the Purchase Plan) or 13,500 shares of Common Stock per semi-annual participation period.

     A participant's purchase right terminates automatically in the event that the participant ceases to be an employee of the Company, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of the Common Stock on the next semi-annual purchase date.

     If the Company is acquired by merger, consolidation or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition at a price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value of the Common Stock immediately prior to such acquisition.

     The Board of Directors may at any time amend, suspend or terminate the Purchase Plan following the close of any semi-annual purchase period. Following termination or suspension of the Purchase Plan all outstanding options will automatically terminate. Amendments to the Purchase Plan or to options thereunder that would adversely affect the rights of any participant under an option theretofore granted shall only be effective as to such options if the participant's consent is obtained. No amendment may be made to the Purchase Plan without approval of the stockholders of the Company if stockholder approval of such amendment is necessary and desirable to comply with Code Section 423 or with Rule 16b-3 of the Exchange Act, or any successor rule.

PURCHASE PLAN PARTICIPATION

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her respective determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. The following table sets forth, as to each of the Named Executive Officers, all current executive officers as a group and all other employees who participated in the Purchase
Plan: (i) the number of shares of Common Stock purchased under the Purchase Plan during the fiscal year ended March 31, 1999; and (ii) the dollar value of the benefit, which is calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan:

                              AMENDED PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN


      NAME OF INDIVIDUAL OR
      IDENTITY OF GROUP AND                   NUMBER OF SHARES         DOLLAR
            POSITION                            PURCHASED(#)        VALUE ($)(1)
      ---------------------                   ----------------      ------------
Steve Sanghi, Director,
 Chairman, President and
 Chief Executive Officer ..................           676                2,765
Timothy B. Billington,
 Vice President,
 Manufacturing and Technology Group  ......           829                3,186
George P. Rigg, Vice President,
 Advanced Microcontroller and
 Systems Group  ...........................           975                3,204
C. Philip Chapman,
 Vice President, Chief Financial
 Officer and Secretary   ..................           953                3,137
Mitchell R. Little,
 Vice President,
 Americas Sales ...........................         1,086                3,697
All current executive officers
 as a group (5 people)   ..................         4,519               15,989
All other employees as a group ............       206,539              674,140

----------
(1) Calculated as the fair market value per share of the Common Stock on the date of purchase, minus the purchase price per share of Common Stock under the Purchase Plan.

FEDERAL INCOME TAX CONSEQUENCES FOR PURCHASE OF COMMON STOCK UNDER THE PURCHASE PLAN

     The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Code Sections 421 and
423. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

     If the shares have been held by the participant for more than two years after the date of option grant and for more than one year after the date of purchase, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) 15% of the fair market value of the shares at the date of commencement of the offering period, will be treated as ordinary income. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income, and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

     Different rules may apply with respect to participants subject to Section 16 of the Exchange Act.

     The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon dispositions of shares prior to the expiration of the holding periods described above.

     The foregoing is only a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan, does not purport to be complete, and does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which a participant may reside.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2000. KPMG has audited the Company's financial statements since fiscal 1993. The Board of Directors recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of KPMG will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

          DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS; DISCRETIONARY
                   AUTHORITY TO VOTE ON STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-5(e) of Regulation 14A promulgated under the Exchange Act, stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of the Company for the fiscal year ending March 31, 2000 must be received by the Company no later than March 6, 2000 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to such meeting.

     For business to be properly brought before an annual meeting by a stockholder, the Company's By-Laws require that the Company's secretary must have received notice in writing from the stockholder not less than 30 days nor more than 60 days prior to the meeting (the "By-Law Deadline"); provided, however, that if less than 35 days' notice of the meeting is given to stockholders, such notice must be received by the secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. The written notice to the secretary shall set forth, as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business, (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business, (iii) the number of shares of Common Stock beneficially owned by such stockholder, and
(iv) any material interest of such stockholder in such business.

     If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2000 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the By-Law Deadline for such meeting determined in accordance with the By-Laws, as described above. If a stockholder gives notice of such a proposal after the By-Law Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

     SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline under the SEC rule for the year 2000 annual meeting is May 30, 2000. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2000 annual meeting. Because the By-Law Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the By-Law Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the By-Law Deadline would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Meeting, including any stockholder proposals received between the date of this proxy statement and the By-Law Deadline for the Meeting, which is July 21, 1999.


Dated: July 14, 1999

PROXY                                                                      PROXY


MICROCHIP TECHNOLOGY INCORPORATED
2355 WEST CHANDLER BLVD
CHANDLER, AZ  85224

                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
[MICROCHIP LOGO]                             1999 ANNUAL MEETING OF STOCKHOLDERS
--------------------------------------------------------------------------------

The undersigned stockholder of MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated July 14, 1999 and hereby appoints Steve Sanghi and C. Philip Chapman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of the Company, to be held on August 20, 1999, at 9:00 a.m., local time, at the Company's facility at 1200 South 52nd Street, Tempe, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, in the matters set forth below:

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE AMENDMENT TO THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN; FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                             YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1. Election of directors:                [ ] Vote FOR      [ ] Vote WITHELD
                                             all nominees      from all nominees
   01 Steve Sanghi
   02 Albert J. Hugo-Martinez
   03 L. B. Day
   04 Matthew W. Chapman
   05 Wade F. Meyercord

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO
VOTE FOR ANY INDICATED NOMINEE, WRITE THE
NUMBER(S) OF THE NOMINEE(S) IN THE BOX
PROVIDED TO THE RIGHT.)                      -----------------------------------

2. Proposal to Amend the Company's Employee
   Stock Purchase Plan to increase by
   400,000 the number of shares of Common
   Stock reserved for issuance thereunder;   [ ] For   [ ] Against   [ ] Abstain

3. Proposal to ratify the appointment of
   KPMG LLP as the independent auditors of
   the Company                               [ ] For   [ ] Against   [ ] Abstain

Address Change? Mark Box [ ]
Indicate changes below:
                                             Date
                                                  ----------------

                                             -----------------------------------
                                             Signature(s) in Box

                                             (This Proxy should be dated, signed
                                             by the stockholder(s) exactly as
                                             his or her name appears hereon, and
                                             returned promptly in the enclosed
                                             envelope. Persons signing in a
                                             fiduciary capacity should so
                                             indicate. If shares are held by
                                             joint tenants or as community
                                             property, both stockholders should
                                             sign.)